Ehibit 5

November 10, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:                      Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Computer Sciences Corporation, a Nevada corporation (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purposes of registering 150,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) to be issued in accordance with the terms of the Company’s 2010 Non-Employee Director Incentive Plan (the “Plan”).

In rendering the opinion set forth herein, I have examined the Plan and such corporate records, documents, or certificates of public officials and of officers of the Company as I have deemed relevant and necessary for the purpose of rendering this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of the foregoing, I am of the opinion that the shares of Common Stock, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Sincerely,

/s/ William L. Deckelman, Jr.

November 10, 2010